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                                                                    EXHIBIT 23.0



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-31115, No. 33-68112, No. 33-83092 and No.
33-83094) of Trenwick Group Inc. of our report dated February 3, 1999, except as to the subsequent event described in Note 17 which is as of March 26, 1999, appearing on page 53 of the 1998 Annual Report to Stockholders of Trenwick Group Inc., which is incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 3, 1999 on the financial statement schedules, which appears on page S-5 of this Form 10-K.




PricewaterhouseCoopers LLP


New York, New York
March 26, 1999